Exhibit (h)(5)(b)

SELKIRK FUNDS
AMENDMENT TO

AGREEMENT TO WAIVE FEES AND REIMBURSE EXPENSES

THIS AMENDMENT, dated March 14, 2012, to the Agreement to Waive Fees and Reimbursement Expenses entered into on December 30, 2011, is entered by and between Selkirk Opportunities Fund, Selkirk Core Fund and Selkirk Income Fund,( the “Funds” and each a “Fund”), each being a series of Ambassador Funds, a Delaware statutory trust (the “Trust”), and Convergence Financial Services, Inc., a Michigan corporation and the investment adviser to the Funds  (the “Adviser”).

RECITALS:

WHEREAS, parties entered into an Agreement to Waive Fees and Reimburse Expenses on December 30, 2011 (the “Agreement”), pursuant to which the Adviser agreed to waive its fees and/or reimburse the expenses incurred by each Fund so that its actual expenses not exceed 2.00% of the respective Fund’s net assets on an annual basis; and

WHEREAS, both the Trust and the Adviser agree it is important that the actual expenses of each Fund (excluding Acquired Fund Fees and Expenses) not exceed 1.25% of the Fund’s net assets on an annual basis.

NOW, THEREFORE, the parties hereby agree as follows:

Paragraph 1. of the Agreement is hereby deleted in its entirety and replaced with the following, effective as of the date hereof:

1.

Expense Caps.  The Adviser agrees to waive its fees and/or reimburse the expenses of the Fund to the extent it is necessary to ensure that the actual expense incurred by the Fund, after recognizing the benefits of custody or other credits, fee waivers, and expense reimbursements, and after excluding Acquired Fund Fees and Expenses, not exceed 1.25% of the Fund’s average daily net assets annually.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.

AMBASSADOR FUNDS

CONVERGENCE FINANCIAL SERVICES, INC.
a Delaware statutory trust

a Michigan corporation

______________________

______________________

Maria De Nicolo

Timothy J. Otto
Its: Chief Financial Officer

Its: President